Exhibit 99.1

News Release

Contacts:	Media:	Ron Gruendl	Ron Sommer
		(412) 234-7157	(412) 236-0082
		gruendl.rr@mellon.com	sommer.rw@mellon.com

	Analysts:	Steve Lackey	Andy Clark
		(412) 234-5601	(412) 234-4633
		lackey.s@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON BANK SIGNS SETTLEMENT AGREEMENT

WITH U.S. DEPARTMENT OF JUSTICE REGARDING 2001 IRS INCIDENT

PITTSBURGH, June 28, 2007 — Mellon Financial Corporation today announced that its subsidiary, Mellon Bank, N.A., has entered into an agreement with the United States Department of Justice whereby Mellon will pay the U.S. government $16.5 million and the Department of Justice will release Mellon from any civil or administrative monetary claims under the False Claims Act in connection with the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit.

Claims under the False Claims Act were excluded from the settlement that Mellon reached with the U.S. government in October 2002. Under that earlier agreement, Mellon reimbursed the Department of the Treasury for costs and expenses incurred by the government in connection with the IRS returns processing matter. Today’s settlement and the 2002 agreement with the FMS eliminate any further exposure on Mellon’s part to civil claims arising from the IRS incident. Under a settlement reached last August with the U.S. Attorney for Western Pennsylvania, the U.S. Attorney agreed to not prosecute Mellon if Mellon complies with the terms of the agreement, and Mellon agreed to have an independent third-party monitor compliance with the settlement for a three-year period.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, wealth management, asset servicing, issuer services and treasury services.

# # #